Filed Pursuant to Rule 433

Dated February 2, 2012

Registration Statement No. 333-162182

McDONALD’S CORPORATION

USD 250 Million 2.625% Medium-Term Notes Due 2022

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	A2 / A / A (Moody’s / Standard & Poor’s / Fitch)*
Trade Date:	February 2, 2012
Settlement Date:	February 7, 2012
Maturity Date:	January 15, 2022
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 250,000,000
Coupon:	2.625%
Issue Price:	102.531% of the principal amount, plus accrued interest from and including January 15, 2012
Yield to Maturity:	2.338%
Spread to Benchmark Treasury:	T + 52 basis points
Benchmark Treasury:	2.000% 10-year note due November 15, 2021
Benchmark Treasury Yield:	1.818%
Coupon Payments:	Pays Semi-Annually on the 15th day of January and July, beginning July 15, 2012
Day Count:	30 / 360
Redemption Provision:	Callable at any time at a make-whole price of the greater of (a) 100% of the principal amount, or (b) discounted present value at Treasury Rate plus 15 basis points
Joint Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBS Securities Inc.
CUSIP:	58013MEM2

These notes constitute a further issuance of, and are consolidated and form a single series with, the outstanding 2.625% Medium-Term Notes Due 2022 that McDonald’s Corporation issued on September 30, 2011.  Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be USD 750 million.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any agent participating in the offering will arrange to send you the prospectus if you request it by calling McDonald’s Corporation toll-free at 1-800-228-9623; Citigroup Global Markets Inc. toll-free at 1-877-858-5407; J.P. Morgan Securities LLC collect at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; or RBS Securities Inc. toll-free at 1-866-884-2071.

* A credit rating is not a recommendation to buy, sell or hold securities.  It may be subject to revision or withdrawal at any time by the assigning credit rating agency.  Each credit rating is applicable only to the specific security to which it applies.  Investors should make their own evaluation as to whether an investment in the security is appropriate.